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                                              Exhibit 4.1


                    AMENDMENT NUMBER ONE
                           TO THE
                TECHNOLOGY SOLUTIONS COMPANY
                  1996 STOCK INCENTIVE PLAN



          WHEREAS, Technology Solutions Company (the

"Company") has heretofore adopted and maintains the

Technology Solutions Company 1996 Stock Incentive Plan (the

"Plan"); and



          WHEREAS, the Company desires to amend the Plan in

certain respects.



          NOW, THEREFORE, pursuant to the power of amendment

contained in Section 6.2 of the Plan, the Plan is hereby

amended as follows:



          1.  Effective as of the date hereof, Section 1.4

of the Plan is hereby amended by deleting the second

sentence thereof, and inserting the following sentence in

lieu thereof:

     For purposes of this Plan, references to

     employment shall also mean an agency or

     independent contractor relationship and references

     to employment by the Company shall also mean

     employment by a Subsidiary or such other employer

     designated in the Agreement evidencing the award.



          2.  Effective with respect to options granted on

or after the date hereof, Sections 5.2 and 5.3 of the Plan

are hereby deleted, and the following sections are inserted

in lieu thereof:


     5.2  Grants of Stock Options.  Each Non-Employee
     Director shall be granted Non-Statutory Stock
     Options as follows:






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          (a)  Time of Grant.  On the date on which a
     person is first elected or begins to serve as a Non-Employee Director (other than by reason of termination of employment), and, thereafter, if such person is then a Non-Employee Director, on the date that an option granted to such person pursuant to this Article V becomes exercisable in full in accordance with Section 5.2(b) hereunder, such person shall be granted an option to purchase
     40,500 shares of Common Stock at a purchase price per share equal to the Fair Market Value of a share of Common Stock on the date of grant of such option.

          (b)  Option Period and Exercisability.
     Except as otherwise provided herein, each option granted under this Article V (an "Automatic Non-
     Employee Director's Option") shall not be exercisable until the last day of the calendar month following the calendar month in which such option is granted (the "Initial Date of Exercisability"). Each Automatic Non-Employee
     Director's Option shall become exercisable as to 1,125 shares of Common Stock on the date of its Initial Date of Exercisability and as to an additional 1,125 shares of Common Stock on the last day of each of the next thirty-five calendar months following the Initial Date of Exercisability. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock.
     Automatic Non-Employee Director's Options shall be exercisable in accordance with Section 2.1(c).


     5.3  Option Period and Termination of
     Directorship.  (a)  Term and Termination of
     Option.  The maximum term of each Automatic Non-
     Employee Director's Option shall be the date which is 10 years after the date on which it was granted
     (the "Expiration Date").  Each Automatic Non-
     Employee Director's Option shall terminate, to the extent not exercised or earlier terminated pursuant to the terms of this Article V, on its Expiration Date. In no event may an Automatic Non-
     Employee Director's Option be exercised, in whole or in part, after it terminates.

               (b)  Termination of Directorship Other
     than by Death, Disability or Retirement. If the holder of an Automatic Non-Employee Director's
     Option ceases to be a director of the Company for any reason other than death, Disability, or Retirement, the option shall remain exercisable with respect to the number of shares subject to such option that are exercisable upon the effective date of such holder's ceasing to be a director and may thereafter be exercised for a period of 90 days from the effective date of such holder's ceasing to be a director or until the Expiration Date, whichever period is shorter, after which the Automatic Non-Employee Director's
     Option shall terminate in its entirety.




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               (c)  Death.  If the holder of an
     Automatic Non-Employee Director's Option ceases to be a director of the Company by reason of death, the option shall become exercisable as of the date of death with respect to any or all of the shares subject to such option and may thereafter be exercised for a period of one year from the date of death or until the Expiration Date, whichever period is shorter, after which the Automatic Non-
     Employee Director's Option shall terminate in its entirety.

               (d)  Disability.  If the holder of an
     Automatic Non-Employee Director's Option ceases to be a director of the Company by reason of Disability, the option shall become exercisable as of the effective date of such holder's ceasing to be a director with respect to any or all of the shares subject to such option and may thereafter be exercised for a period of 90 days from the effective date of such termination or until the Expiration Date, whichever period is shorter, after which the Automatic Non-Employee Director's
     Option shall terminate in its entirety. For purposes of this Article V, "Disability" shall mean the inability of an individual to fully perform the duties of a director of the Company for a continuous period in excess of 360 days, as determined by the Board in its sole discretion.

               (e)  Retirement.  If the holder of an
     Automatic Non-Employee Director's Option ceases to be a director of the Company by reason of retirement after such holder has completed five years of service as a director of the Company and is at least 55 years of age ("Retirement"), the option shall remain exercisable with respect to the number of shares subject to such option that are exercisable upon the effective date of such Retirement, and may thereafter be exercised for a period of two years from the effective date of such Retirement or until the Expiration Date, whichever period is shorter, after which the Automatic Non-Employee Director's Option shall terminate in its entirety.

               (f)  Death After Termination of
     Directorship.  If the holder of an Automatic Non-
     Employee Director's Option dies after he or she has ceased to be a director of the Company, the option shall be exercisable only to the extent that it is exercisable on the date of such holder's death and may thereafter be exercised only for that period of time for which the option is exercisable immediately prior to the holder's death pursuant to Sections 5.3(b) through (e).




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          IN WITNESS WHEREOF, the Company has caused this

instrument to be executed by its duly authorized officer on

this 23rd day of July, 1999.





                              Technology Solutions Company



                                   By:  PAUL PETERSON
                                        ______________